Exhibit 99.1

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Virgin America Inc.
We have audited the accompanying consolidated balance sheets of Virgin America Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Virgin America Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Virgin America Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 29, 2016 expressed an unqualified opinion thereon.
/s/ Ernst & Young
San Francisco, California
February 29, 2016

Virgin America Inc. Consolidated Balance Sheets (in thousands, except share and per share data)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$496,349	$394,643
Receivables, net	19,556	23,414
Prepaid expenses and other assets	10,675	8,283
Total current assets	526,580	426,340
Property and equipment:
Flight equipment	373,199	76,724
Ground and other equipment	85,471	70,754
Less accumulated depreciation and amortization	(92,173)	(74,271)
	366,497	73,207
Pre-delivery payments for flight equipment	72,402	94,280
Total property and equipment, net	438,899	167,487
Aircraft maintenance deposits	216,207	211,946
Aircraft lease deposits	58,330	50,758
Deferred income taxes	171,443	—
Restricted cash	19,800	18,775
Other non-current assets	137,272	112,279
	603,052	393,758
Total assets	$1,568,531	$987,585

See accompanying notes to the consolidated financial statements.

Virgin America Inc. Consolidated Balance Sheets (in thousands, except share and per share data)

	December 31,
	2015	2014
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$76,603	$52,821
Air traffic liability	174,853	150,479
Other current liabilities	117,135	100,723
Long-term debt-current portion	48,843	33,824
Total current liabilities	417,434	337,847
Long-term debt-related parties	42,421	38,848
Long-term debt	216,477	57,015
Other long-term liabilities	84,052	94,622
Total liabilities	760,384	528,332
Contingencies and commitments (Note 8)

Stockholders’ equity
Preferred stock, $0.01 par value per share. 10,000,000 shares authorized, 0 shares issued and outstanding as of December 31, 2015 and 2014	—	—
Common stock, $0.01 par value. Authorized: 750,000,000 (Voting 650,000,000, Non-Voting 100,000,000) shares as of December 31, 2015 and 2014; Issued: 44,660,239 (Voting 37,807,501; Non-Voting 6,852,738) shares as of December 31, 2015; 43,119,886 (Voting 36,267,148, Non-Voting 6,852,738) shares as of December 31, 2014; Outstanding: 44,177,966 (Voting 37,325,228; Non-Voting 6,852,738) shares as of December 31, 2015; 43,119,886 (Voting 36,267,148, Non-Voting 6,852,738) shares as of December 31, 2014	442	431
Treasury stock, 168,449 and 0 shares repurchased as of December 31, 2015 and 2014, respectively	(5,038)	—
Additional paid-in capital	1,251,524	1,237,944
Accumulated deficit	(412,479)	(753,016)
Accumulated other comprehensive loss	(26,302)	(26,106)
Total stockholders’ equity	808,147	459,253
Total liabilities and stockholders’ equity	$1,568,531	$987,585

See accompanying notes to the consolidated financial statements.

Virgin America Inc. Consolidated Statements of Operations (in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Operating revenues:
Passenger	$1,362,871	$1,334,088	$1,296,929
Other	166,713	155,879	127,749
Total operating revenues	1,529,584	1,489,967	1,424,678
Operating expenses:
Aircraft fuel	347,676	499,102	507,035
Salaries, wages and benefits	289,635	257,367	196,477
Aircraft rent	219,770	184,357	202,071
Landing fees and other rents	143,842	133,128	122,621
Sales and marketing	124,771	113,203	106,599
Aircraft maintenance	57,307	60,069	61,854
Depreciation and amortization	18,637	14,486	13,963
Other operating expenses	150,707	131,840	133,177
Total operating expenses	1,352,345	1,393,552	1,343,797
Operating income:	177,239	96,415	80,881
Other income (expense):
Interest expense-related-party	(3,572)	(33,708)	(68,439)
Interest expense	(7,286)	(3,811)	(2,854)
Capitalized interest	4,220	2,668	534
Interest income and other	(2,451)	(276)	339
Total other expense	(9,089)	(35,127)	(70,420)
Income before income tax	168,150	61,288	10,461
Income tax expense (benefit)	(172,387)	1,179	317
Net income	340,537	$60,109	$10,144
Net income per share:
Basic	$7.82	$8.42	$5.60
Diluted	$7.66	$7.13	$3.68
Shares used for computation:
Basic	43,547	6,176	702
Diluted	44,466	7,470	1,647

See accompanying notes to the consolidated financial statements

Virgin America Inc. Consolidated Statements of Comprehensive Income (In thousands)

	Year Ended December 31,
	2015	2014	2013
Net income	$340,537	$60,109	$10,144
Fuel derivative financial instruments:
Change in unrealized (losses) gains on fuel derivatives, net of tax benefit (expense) of ($164), $0, and $0 for fiscal 2015, 2014, 2013, respectively	(38,792)	(33,230)	307
Net fuel derivative losses reclassified into earnings	39,003	5,468	2,557
Interest rate swap derivative financial instruments:
Change in unrealized (losses) on interest rate swaps, net of tax benefit (expense) of $246, $0, and $0 for fiscal 2015, 2014, 2013, respectively	(419)	—	—
Interest rate swap losses reclassified into earnings	12	—	—
Other comprehensive income (loss)	(196)	(27,762)	2,864
Total comprehensive income	$340,341	$32,347	$13,008

See accompanying notes to the consolidated financial statements

Virgin America Inc. Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit) (In thousands, except share data)

	Convertible preferred stock		Common stock		Treasury stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders' equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balances at December 31, 2012	1,109,811	$21,406	809,046	$8	—	$—	$193,545	$(823,269)	$(1,208)	$(630,924)
Net income	—	$—	—	—	—	—	—	10,144	—	10,144
Share-based compensation and issuance of Class G common stock	—	—	3,906	—	—	—	386	—	—	386
Other comprehensive gain	—	—	—	—	—	—	—	—	2,864	2,864
Gain on debt restructuring	—	—	—	—	—	—	150,490	—	—	150,490
Issuance of Class C warrants	—	—	—	—	—	—	83,361	—	—	83,361
Other	—	—	—	—	—	—	(348)	—	—	(348)
Balances at December 31, 2013	1,109,811	$21,406	812,952	$8	—	$—	$427,434	$(813,125)	$1,656	$(384,027)
Net income	—	—	—	—	—	—	—	60,109	—	60,109
Issuance of Class G common stock, pre-IPO	—	—	28,213	—	—	—	24	—	—	24
Conversion of Class D and F common stock and cancellation of Class E common stock, pre-IPO	—	—	(39)	—	—	—	—	—	—	—
2014 Recapitalization	(1,109,811)	(21,406)	29,051,006	291	—	—	521,194	—	—	521,485
Issuance of Common Stock upon IPO, net of fees	—	—	13,106,377	131	—	—	277,466	—	—	277,597
Share-based compensation	—	—	121,377	1	—	—	11,826	—	—	11,827
Other comprehensive loss	—	—	—	—	—	—	—	—	(27,762)	(27,762)
Balances at December 31, 2014	—	$—	43,119,886	$431	—	$—	$1,237,944	$(753,016)	$(26,106)	$459,253
Net income	—	—	—	—	—	—	—	340,537	—	340,537
Issuance of common stock	—	—	1,058,080	11	—	—	7,642	—	—	7,653
Shares repurchased for tax withholdings on vesting of restricted stock units	—	—	—	—	168,449	(5,038)	—	—	—	(5,038)
Share-based compensation	—	—	—	—	—	—	5,951	—	—	5,951
Other	—	—	—	—	—	—	(13)	—	—	(13)
Other comprehensive loss	—	—	—	—	—	—	—	—	(196)	(196)
Balances at December 31, 2015	—	—	44,177,966	$442	168,449	$(5,038)	$1,251,524	$(412,479)	$(26,302)	$808,147
See accompanying notes to the consolidated financial statements

Virgin America Inc. Consolidated Statements of Cash Flows (in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$340,537	$60,109	$10,144
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,637	14,486	13,963
Share-based compensation	6,088	13,985	383
Paid-in-kind interest expense and accretion	3,572	20,673	54,258
Deferred income taxes	(172,562)	1,201	—
Loss on asset disposition	136	121	—
Unrealized (gain) loss on fuel derivative instruments	(1,795)	3,432	1,318
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	3,858	75,330	(5,665)
Increase in prepaid expenses and other assets	(3,691)	(1,827)	(369)
Increase in other non-current assets	(24,145)	(31,621)	(7,895)
Increase in aircraft maintenance deposits	(10,553)	(29,765)	(38,134)
Increase in aircraft lease deposits	(7,572)	(89)	(320)
Increase in restricted cash	(1,025)	(6,350)	(2,065)
Increase in accounts payable	11,999	7,911	586
Increase in air traffic liability	24,374	11,589	22,372
Increase (decrease) in other current liabilities	18,725	(372)	10,565
Decrease in other non-current liabilities	(9,064)	(3,208)	(8,538)
Net cash provided by operating activities	197,519	135,605	50,603
Cash flows from investing activities:
Acquisition of property and equipment and intangible assets	(248,766)	(41,775)	(41,996)
Pre-delivery payments for flight equipment	(5,805)	(13,385)	—
Net cash used in investing activities	(254,571)	(55,160)	(41,996)
Cash flows from financing activities:
Net proceeds of equity issuance	7,580	277,621	3
Proceeds of debt issuance	195,000	—	75,000
Proceeds of term loan facility	—	40,000	—
Debt issuance costs	(3,569)	(401)	—
Payment of long-term debt and capital lease obligations	(35,215)	(156,523)	(3,969)
Shares repurchased for tax withholdings	(5,038)	—	—
Share-based withholding tax payments	—	(2,158)	—
Net cash provided by financing activities	158,758	158,539	71,034
Net increase in cash and cash equivalents	101,706	238,984	79,641
Cash and cash equivalents, beginning of period	394,643	155,659	76,018
Cash and cash equivalents, end of period	$496,349	$394,643	$155,659
Supplemental disclosure:
Cash paid during the period for:
Interest	$5,258	$16,118	$17,209
Income tax	101	279	74
Non-cash transactions:
Non-cash borrowings - pre-delivery payments for flight equipment	17,416	11,778	—
Fixed asset acquisitions in accounts payable	11,100	913	545
Gain on debt restructuring	—	—	150,490
Fair value of warrant issuance	—	—	83,361
Non-cash effect of lease incentives	(4,164)	6,545	30,137
Non-cash effect of 2014 Recapitalization	—	521,485	—
See accompanying notes to the consolidated financial statements

Notes to the Consolidated Financial Statements
(1) Basis of Presentation
Virgin America Inc. (the “Company”) manages its operations as a single business unit and only offers air transportation service. Accordingly, the Company concluded that it operates in one segment, air transportation service. The consolidated financial statements for the year ended December 31, 2015 include the accounts of the Company and its variable interest entities, for which it was the primary beneficiary. See Note 7—Long-Term Debt for additional information. The consolidated financial statements were prepared in conformity with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). Certain prior year amounts have been reclassified to conform to current year presentation.The Company reclassified certain amounts from other revenue to passenger revenue for the years ended December 31, 2014 and 2013 related to tickets that are past their flight date that expire unused. These amounts were not material to any of the periods presented.
In April 2015, the Financial Accounting Standards Board ("FASB") issued an accounting standards update that simplifies the guidance related to presentation of debt issuance costs. The guidance requires presentation of debt issuance costs on the balance sheet as a direct deduction from the face amount of that note, consistent with debt discounts. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years with early adoption permitted. The Company elected to early adopt the standard during fourth quarter of December 31, 2015 retrospectively as required. This resulted in reclassification of $0.4 million of debt issuance costs at December 31, 2014 from other non-current assets to long-term debt.

In November 2015, the FASB issued an accounting standards update that requires all deferred income tax assets and liabilities to be presented as non-current on the consolidated balance sheet. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2016 and interim periods within those fiscal years with early adoption permitted. The Company elected to early adopt this accounting standards update during the fourth quarter of December 31, 2015 retrospectively, as permitted. This resulted in reclassification of $12.2 million deferred current tax assets from prepaid expenses and other assets to reduce non-current liabilities at December 31, 2014.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. On November 7, 2014, the Board of Directors approved a 1-for-7.5489352 reverse stock split of the Company’s outstanding common stock, which was effected on that date. The reverse stock split did not result in an adjustment to par value. The reverse stock split is reflected in the accompanying consolidated financial statements and related notes on a retroactive basis for all periods presented with respect to all share and per share amounts.
On November 18, 2014 the Company completed its initial public offering ("IPO") in which it issued and sold 13,106,377 shares of common stock at a price to the public of $23.00 per share. In addition, VX Employee Holdings, LLC, a Virgin America employee stock ownership vehicle consolidated for financial reporting purposes (“Employee LLC”), sold 231,210 issued and outstanding shares as a selling stockholder. From the sale of 13,337,587 shares of common stock, the Company received net proceeds in the offering of approximately $277.6 million after deducting underwriting discounts and expenses of the IPO payable by the Company. The Company distributed gross proceeds of $5.3 million to eligible teammates, which do not include officers, from the sale of Employee LLC shares. Immediately prior to the IPO, the Company completed the 2014 Recapitalization. Refer to Note 2 — Recapitalizations for additional information.

(2)	Recapitalizations

(a)	2014 Recapitalization
In November 2014, immediately prior to the consummation of the IPO, the Company entered into a recapitalization agreement with the Virgin Group, Cyrus Capital and certain other security-holders (which transactions are referred to herein as the “2014 Recapitalization”). A portion of its then outstanding related-party debt and accrued interest (“Related-Party Notes”) with recorded value of $728.3 million was repaid by $156.5 million in cash and exchanged for a $50.0 million Post-IPO Note held by the Virgin Group. The Post-IPO Note was recorded at the estimated fair value of $38.5 million, calculated using an effective interest rate of 8.5% at the time of the issuance, determined based on an estimated market rate for unsecured instruments with similar terms. The remainder of the Related-Party Notes was exchanged for 22,159,070 shares of common stock based on the IPO offering price and the remaining outstanding contractual value of the debt. In the case of certain notes, 117% of the principal and accrued interest due under such notes were divided by the IPO price of $23.00, shifting ownership between Cyrus Capital and Virgin Group as this was a transaction between existing equity and debt holders. In addition, 1,950,937 shares of convertible preferred stock and Class A, Class A-1, Class B and Class G common stock were converted into shares of common stock on a one-to-one basis. Outstanding warrants to purchase 26,067,475 shares of our common stock were exchanged without receipt of cash consideration for 5,742,543 shares of common stock and the remaining outstanding warrants to purchase an aggregate of 16,175,126 shares of common stock were canceled in their entirety. Excess of the recorded amount of debt and preferred stock above the cash and other consideration to be received were presented as additional paid-in capital.

(b)	2013 Recapitalization

In May 2013, after approval from the U.S. Department of Transportation, the Company executed a series of agreements with its two largest stockholders, funds affiliated with or related to Cyrus Capital Partners, L.P. (collectively, “Cyrus Capital”) and the Virgin Group to recapitalize the Company. Under the agreements, the stockholders agreed to modify and exchange a portion of the Company’s existing related-party debt, primarily accrued paid-in-kind interest on certain older debt and principal as well as accrued interest on all subordinated debt, and the Company issued an additional $75.0 million new debt and certain warrants to purchase common stock. As a condition to this recapitalization, the Company also amended substantially all of its lease agreements with its existing aircraft lessor to reduce monthly base rent and/or maintenance reserve payments through monthly cash rent rebates. Under some of its leases, the Company also extended the lease terms by three to five years.
The Company evaluated the accounting for the modification of its related-party debt in accordance with the guidance established for troubled debt restructurings, which requires that the debtor must be experiencing financial difficulty and that the creditor must have granted a concession. The Company determined that it met both criteria. The Company recognized a restructuring gain of $150.5 million as a capital contribution with a direct increase to additional paid-in capital. Warrants issued in connection with the debt restructuring were deemed to be freestanding instruments and were recorded at a fair value of $83.4 million on the date of issuance with a reduction to the carrying amount of the related-party debt value and a corresponding decrease to stockholders’ deficit.

(3)	Summary of Significant Accounting Policies

(a)	Cash and Cash Equivalents

Cash and cash equivalents consist of short-term, highly liquid investments with an original maturity date of three months or less when purchased. Cash equivalents primarily include money market funds and certificates of deposit.

(b)	Restricted Cash

Restricted cash primarily consists of cash collateral securing letters of credit for airport facility leases.

(c)	Receivables, net

Receivables, net includes credit card and other receivables. Credit card holdbacks and related receivables are amounts due from credit card processors associated with sales for future travel and are carried at cost. Under the terms of the Company’s credit card processing agreements, certain proceeds from advance ticket sales were held back to serve as collateral by the credit card processors, due to the Company’s credit and in part to cover any possible refunds or chargebacks that may occur. These holdbacks are short-term, as the travel for which they relate occurs within twelve months. In June 2015, the Company entered into agreements with its credit card processors to reduce the holdback requirements to 0% and the $100.0 million Letter of Credit Facility was terminated. The credit card processors have the right to increase the credit card holdback amount in the future depending on the Company's financial condition. As of December 31, 2015, the Company recorded $9.3 million in credit card receivables. As of December 31, 2014, the Company had no net holdbacks outstanding as a result of the Letter of Credit Facility, and $9.6 million of credit card receivables.

(d)	Derivative Financial Instruments

The Company accounts for fuel derivative financial instruments at fair value and recognizes such instruments in the accompanying consolidated balance sheets in other current assets under prepaid expenses and other assets if the total net unsettled fair value balance is in a gain position, or other current liabilities if in a net loss position. Interest rate swaps are accounted for and reported in a similar manner. For derivatives designated as cash flow hedges, changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings within aircraft fuel expense for fuel derivatives and within interest expense for interest rate swaps when the hedged item affects earnings. For derivatives that are not designated as cash flow hedges, the Company records changes in the fair value of such derivative contracts within aircraft fuel expense or within interest expense in the accompanying statements of operations. These amounts include both realized gains and losses and mark-to-market adjustments of the fair value of derivative instruments not yet settled at the end of each period. At maturity, gains or losses on fuel derivatives will be fully recognized in realized gains and losses in the accompanying consolidated statements of operations, and gain or losses on interest rate swaps will be amortized over the term of the underlying loan from Accumulated Other Comprehensive Income to realized gains and losses in the accompanying consolidated statements of operations.

(e)	Impairment of Long-Lived Assets

The Company evaluates its long-lived assets used in operations for impairment when events and circumstances indicate that the undiscounted cash flows to be generated by that asset are less than the carrying amounts of the asset and may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition and operating or cash flow losses associated with the use of the long-lived asset. If an asset is deemed to be impaired, an impairment loss is recorded for the excess of the asset book value in relation to its estimated fair value.

(f)	Property and Equipment

The Company records its property and equipment at cost less accumulated depreciation and amortization, and depreciates these assets on a straight-line basis to their estimated residual values over their estimated useful lives. Additions and modifications that enhance the operating performance of assets are capitalized. Leasehold improvements generally are amortized on a straight-line basis over the shorter of the estimated useful life of the improvement or the remaining term of the lease. The Company had $72.1 million and $42.8 million of aircraft equipment as of December 31, 2015 and 2014 and recorded $7.5 million, $6.1 million and $6.3 million depreciation expense for the years ended December 31, 2015, 2014 and 2013. The Company capitalizes certain costs related to the acquisition and development of computer software for internal use. These costs are amortized using the straight-line method over the estimated useful life of the software, generally one to three years. Software and licenses were $13.1 million and $10.8 million as of December 31, 2015 and 2014, respectively. Amortization expense associated with software and licenses were $5.6 million, $4.3 million, and $3.0 million in 2015, 2014 and 2013, respectively.

Estimated useful lives and residual values for property and equipment are as follows:

	Classification in accompanying consolidated balance sheets	Estimated useful life	Residual value
Purchased airframes and engines	Flight equipment	25 years	15%
Aircraft equipment	Flight equipment	Lesser of useful life or lease term: 1-15 years	0%
Building leasehold improvements	Ground and other equipment	Lesser of 10 years or lease term	0%
Software and licenses	Ground and other equipment	1-3 years	0%
Computer and network equipment	Ground and other equipment	3-7 years	0%
Office furniture and other equipment	Ground and other equipment	5-10 years	0%

In 2015, the Company purchased $244.4 million of aircraft airframes and engines, of which $49.1 million related to aircraft not yet placed into service as of December 31, 2015. Depreciation expense associated with these assets was $1.3 million for the year ended December 31, 2015.

(g)	Capitalized Interest on Pre-Delivery Payments for Flight Equipment

Interest attributable to funds used to finance the acquisition of new aircraft (i.e. pre-delivery payments) are capitalized as an additional cost of the related asset two years prior to the intended delivery date, when the Company estimates that the aircraft are being manufactured. Interest is capitalized at the Company’s weighted-average interest rate on long-term debt or, where applicable, the interest rate related to specific borrowings. Capitalization of interest ceases and expensing commences when the asset is ready for its intended use.

(h)	Intangible Assets

Intangible assets are comprised of domestic airport slots and operating rights in the accompanying consolidated balance sheets. The assets are recorded as indefinite-lived due to the Company's ability to renew the slots on an unlimited basis, the expectation that the slots will contribute positive cash flows for an indefinite period of time, and the Company's recent significant growth in certain slot-controlled airports. Due to the assignment of slots as indefinite-lived, the assets are not amortized but instead are tested for impairment annually or more frequently if events or changes in circumstances indicate impairment. The Company applies a fair-value-based impairment test to the carrying value of indefinite-lived intangible assets on an annual basis as of October 1, or more frequently if certain events or circumstances indicate that an impairment loss may have been incurred. The FASB standard “Testing Indefinite-Lived Intangible Assets for Impairment” gives companies the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired rather than calculating the fair value of the indefinite-lived intangible asset.

The Company can utilize a quantitative or qualitative approach to determine impairment. If a qualitative approach is used, the Company will analyze various factors to determine if events and circumstances have affected the fair value of the goodwill and indefinite-lived intangible assets. Such triggering events may include significant changes to the Company’s network or capacity or other changes impacting slot utilization and valuation. If the Company determines it is more likely than not that the asset value may be impaired under the qualitative approach, then additional quantitative analysis will be performed to assess the asset’s fair value and amount of impairment.

(i)	Deferred Rent and Deferred Rent Credits

Deferred rent and deferred rent credits are included in current and non-current other assets or liabilities in the accompanying consolidated balance sheets based on the timing of when amounts are due or will be recognized. Deferred rent represents the Company’s recognition of rent leveling under its operating leases on a straight-line basis over the lease term.

Deferred rent credits are primarily related to aircraft manufacturer incentives, deferred gains and losses on sale and leaseback transactions and aircraft lease incentives.

The Company receives manufacturer incentives on aircraft that are recognized as prepaid assets, with an offsetting deferred rent credit for leased aircraft. The prepaid asset is charged to expense as the credits are used and the deferred credit is recognized as a reduction in aircraft rent expense over the lease term. The Company also periodically receives certain manufacturer incentives in connection with the acquisition of aircraft and engines. These incentives are deferred until the aircraft and engines are delivered and then applied as a reduction of the cost of the related equipment.

Gains and losses on aircraft sale and leaseback transactions are deferred and amortized over the terms of the related leases as an adjustment to aircraft rent expense.

In connection with the 2013 Recapitalization, since the Company amended its aircraft leases and extended lease terms, a number of aircraft and engine major maintenance events that were previously estimated to occur after the original lease term are now expected to occur within the extended lease term. These lease incentives were recorded as an increase to aircraft maintenance deposits and an increase to other liabilities in the Company’s consolidated balance sheet in 2013. The Company determined that a lease incentive resulted from the lease extension when the amount expected to be reimbursed in the future exceeds the amount of maintenance deposit currently on the balance sheet plus any future payments to be made through the date of the qualifying maintenance event. Any excess amount was recorded as an incentive to the extent there were supplemental rent payments made during the lease term that had previously been expensed. The Company calculated its lease incentives on a maintenance-event-by-maintenance-event basis, consistent with the manner in which supplemental rent payments are made to the lessors.

The Company also has several leases for aircraft that were used before they were leased by the Company. Upon the occurrence of a maintenance event, the lessor will fund the cost of maintenance events for the periods in use prior to the commencement of the Company’s lease for such aircraft. Consistent across all aircraft leases, the estimated value of the Company’s rights under the lease to receive reimbursement for these maintenance events is recorded as a lease incentive with an offsetting liability that is amortized as a reduction in aircraft rent over the term of the related leases.

(j)	License Fee Liability

In connection with the 2014 Recapitalization, the Company and certain entities affiliated with the Virgin Group entered into amended and restated license agreements related to the use of the Virgin name and brand, which provided for, among other things, an increase in the quarterly license fee that the Company pays to the Virgin Group from 0.5% to 0.7% of total revenue commencing in the first quarter of 2016 until annual revenue exceeds $4.5 billion. The Company recorded the fair value of the increase in the license fee of $34.1 million as a component of equity with an offsetting increase in other long-term liabilities as it constituted part of the consideration to the Virgin Group for completing the 2014 Recapitalization. The Company estimated the incremental license fee obligation based on the present value of the additional cash flows of 0.2% of estimated total revenue over the estimated period required to reach the $4.5 billion threshold, using a discount rate based on airline specific weighted-average cost of capital, factoring in a judgmental risk spread based on a variety of cash flow estimates. The Company will commence amortizing this liability as an offset to the increase in license fees in proportion to forecast revenues over the 12 year estimated life of the increased royalty rate.

(k)	Revenue Recognition

The Company generates the majority of its revenue from sales of passenger tickets. The Company initially defers ticket sales as air traffic liability and recognizes passenger revenue when the passenger flight occurs. Passenger revenue also includes upgrade fees, which are recognized when the related flights occur.

Tickets expire one year from the date of issuance, if unused by the passenger. Travel credits are also issued to passengers for certain changes to flights if a residual value exists after application of any applicable change fee. Travel credits also expire one year from the date of issuance. The Company estimates and records advanced breakage for tickets and travel credits that it expects will expire unused. These estimates are based upon the Company’s historical experience of expired tickets and travel credits and consider other facts, such as recent aging trends, program changes and modifications that could affect the ultimate expiration patterns of tickets and travel credits.

Other revenue consists of baggage fees, change fees, seat selection fees, passenger-related service fees, and inflight meals and entertainment. The Company recognizes revenue for baggage fee, seat selection fee, and passenger-related service fees when the associated flight occurs. Change fee revenues are recognized as they occur.

The Company is also required to collect certain taxes and fees from passengers on behalf of government agencies and remit these to the applicable agency on a periodic basis. These taxes and fees include U.S. federal transportation taxes, federal security charges and airport passenger facility charges. These taxes and fees are collected from passengers when they purchase a ticket, but are not included in passenger revenue. The Company records a liability upon collection and relieves the liability when payments are remitted to the applicable government agency.

The Company’s Elevate® loyalty program provides frequent flyer travel awards to program members based upon accumulated points. Points are accumulated as a result of travel, purchases using the co-branded credit card and purchases from other participating partners. The program has an 18-month expiration period for unused points from the month of last account activity. For all points earned under the Elevate program, the Company has an obligation to provide future travel when these reward points are redeemed. With respect to points earned as a result of travel, or flown points, the Company recognizes a liability and a corresponding sales and marketing expense, representing the incremental cost associated with the obligation to provide travel in the future, as points are earned by passengers. The Company offers redemption of points for Elevate program members through travel on its own flights and its partner airlines. Incremental cost for points to be redeemed on flights is estimated based upon historical costs, which include the cost of fuel, passenger fees, complimentary beverages, insurance, miscellaneous passenger supplies and other airline payments. The Company adjusts its liability periodically for changes in estimates of incremental cost, average points to redeem and breakage estimates.

The Company accounts for member points sold to partners, or sold points, including points related to participation in other providers’ affinity loyalty programs and member purchases with partner credit card companies as multiple-element arrangements. These arrangements have historically consisted of two elements: transportation and brand marketing-related activities. The transportation element represents the fair value of the travel that the Company will ultimately provide when the sold points are redeemed. The brand and marketing element consists of brand marketing related activities conducted with participating partners. For points earned from purchases through the original co-branded credit card agreement (“Original Co-Branded Agreement’), the Company recorded deferred revenue using the residual method. The fair value of a point is estimated using the average points redeemed and the estimated value of purchased tickets. The Company recognizes points redeemed as passenger revenue when the awards are redeemed and the related travel occurs. The Company recognizes the residual portion, if any, upon sale of points as other revenue associated with the other marketing services delivered.

In 2013, the Company entered into a new co-branded credit card agreement with a new partner (“New Co-Branded Agreement”). The New Co-Branded Agreement has a seven-year term, which began January 1, 2014, when the new co-branded card was introduced and services to members began. Services with standalone value provided under this agreement include: (i) points (i.e. the travel component); (ii) advertising; (iii) companion certificates for annual travel discounts up to $150; (iv) unlimited access to the use of the Company’s brand and customer list; (v) waived bag fees, which are limited to the first checked bag for the cardholder and its companion traveling on the same flight purchased using the card; (vi) unlimited waived change fees provided the ticket is purchased using the premium card; and (vii) unlimited discounts on purchases made through the Company’s Red® inflight entertainment system using the co-branded credit card. Under the New Co-Branded Agreement, the credit card partner is required to provide annual guaranteed advance payments over the contract term. Any unearned advance at the end of the calendar year is carried over to the following year until the contract expires. At the end of the contract, the Company has no obligation to refund any unearned advances to the partner. As of December 31, 2015 and 2014, advances exceeding the revenue recognition model limits were recorded as air traffic liability for $11.3 million and $8.5 million, respectively.

Under the revenue recognition rules for multiple element arrangements, the Company determines best estimated selling price (“BESP”) of each element and allocates the arrangement consideration using the relative selling price of each element. Based upon the preliminary valuation of the New Co-Branded Agreement, the majority of the value is attributable to points (i.e. the travel component, advertising, brand and customer list), for which the BESP is determined using management and market assumptions, as well as other judgments necessary to determine the estimated selling price of each element. When developing the relative selling price allocation attributable to the points (i.e. travel component), the Company primarily considered the total number of points expected to be issued, the BESP for points (specifically the value at which points could be redeemed for free or discounted travel), the number of points expected to be redeemed and the timing of redemptions. The BESP for points is derived based upon management estimate of the redemption rate used by its guests to convert points into the equivalent ticket value for travel on either Virgin America, or one of its airline partners. This estimate also considered anticipated point devaluation and discounting factors driven by redemption timing. For advertising, brand and customer list, the Company considered advertising activities, brand power, the size of the Company’s customer list as well as the market royalty rate for equivalent programs. Management estimates of the BESP will not change, but the allocation between elements may change based upon changes in the ultimate volume of sales of each element during the term of the contract. The Company recognizes and records revenue for the majority of the travel related elements in accordance with its existing policies for such services. Revenue for brand and advertising are recognized in other revenue as such services are provided ratably over the contract term. Revenue from making available unlimited services such as waived bag fees, waived change fees and inflight discounts are recognized in other revenue on a ratable basis over the contract term subject to a contract limitation based upon the proportion of cumulative points issued to total contract points expected to be issued.

The Company estimates breakage for sold points using a redemption-based approach where redemption behavior is predicted based on member type and historic behavior. In addition, the Company also considers redemption trends by performing a weighted-average redemption rate calculation to evaluate the reasonableness of the calculated breakage rates. Breakage is recorded for sold points under the redemption method using points expected to be redeemed and the recorded deferred revenue balance to determine a weighted-average rate, which is then applied to actual points redeemed. A change in assumptions as to the period over which points are expected to be redeemed, the actual redemption patterns or the estimated fair value of points expected to be redeemed could have a material impact on revenue in the year in which the change occurs as well as in future years. Management estimates could change in the future as Elevate members’ behavior changes and more historical data is collected.

(l)	Airframe and Engine Maintenance and Repair

The Company accounts for qualifying major engine maintenance under the deferral method wherein overhaul costs and replacement of engine limited life parts are capitalized and amortized as a component of depreciation and amortization expense up to the earlier of lease end or the estimated date for the next engine overhaul. The Company has an engine services agreement with a third-party vendor covering major maintenance for nearly all engines. Under the terms of the agreement, the Company pays a set dollar amount per engine hour flown at the time the engine repair occurs and a smaller amount per engine hour flown monthly in arrears. As of December 31, 2015, $3.2 million of major engine maintenance costs had been capitalized and is being amortized over the remaining term of the lease . Regular airframe and other routine maintenance are expensed as incurred.

The Company has a separate maintenance-cost-per-hour contract for management and repair of certain rotable parts to support airframe and engine maintenance and repair. This agreement requires monthly payments based upon utilization, such as flight hours, cycles and age of the aircraft, and in turn, the agreement transfers certain risks to the third-party service provider. Expense is recognized based on the contractual payments, as these substantially match the services being received over the contract period.

(m)	Aircraft Maintenance Deposits

The Company is contractually required to make supplemental rent payments to aircraft lessors, which represent maintenance reserves made solely to collateralize the lessor for future maintenance events. Under most leases, the lease agreements provide that maintenance reserves are reimbursable upon completion of the major maintenance event in an amount equal to the lesser of (i) the amount qualified for reimbursement from maintenance reserves held by the lessor associated with the specific major maintenance event or (ii) the qualifying costs related to the specific major maintenance event.

The maintenance reserve payments that are expected to be recovered from lessors are recorded as aircraft maintenance deposits in the accompanying consolidated balance sheets. When it is not probable that amounts on deposit with lessors will be recovered, such amounts are expensed as a component of aircraft rent expense. The determination of probability of recovery is based on a more-likely-than-not probability threshold, in accordance with applicable authoritative guidance. When the underlying maintenance event is performed, the cost is either capitalized for engines or expensed for all other major maintenance and the deposit is reclassified to other receivables in the accompanying consolidated balance sheets.

The terms of the Company’s aircraft lease agreements also provide that most unused maintenance reserves held by the lessor which relate to major maintenance events that fall outside of the lease term are nonrefundable at the expiration of the lease and will be retained by the lessor. The Company charges supplemental rent payments to aircraft rent expense in the accompanying consolidated statements of operations when it becomes less than probable that amounts will be recovered.

When any lease terms are extended, the Company records lease incentives for any previously expensed supplemental rent payments that are now expected to be recoverable for qualified major aircraft and engine maintenance events that were previously expected to occur outside the lease term and are now expected to occur within the extended lease term. The Company records these lease incentives as an increase to aircraft maintenance deposits and an increase to other liabilities in the consolidated balance sheet. The Company determines that there is a lease incentive when the amount that it expects to be reimbursed in the future exceeds the amount of maintenance deposit currently on the balance sheet plus any future payments to be made through the date of the qualifying maintenance event. The Company records any excess amount as an incentive to the extent there were supplemental rent payments made during the lease term that had previously been expensed. The Company calculates lease incentives on a maintenance event by maintenance event basis, consistent with the manner in which supplemental rent payments are made to its lessors.

The Company makes certain assumptions at the inception of the lease and at each balance sheet date to determine the recoverability of maintenance deposits. These assumptions are based on various factors, such as the estimated time between the maintenance events, including replacement of engine LLPs, the estimated cost of future maintenance events, the number of flight hours the aircraft is estimated to be utilized before it is returned to the lessor, and the estimated proceeds from any sale of used LLPs. Changes in estimates related to maintenance reserve payments are accounted for on a prospective basis. However if it is no longer probable that the recorded value of deposits is recoverable, which would generally occur when it is determined that the event will not occur during the term of the lease, the deposits are immediately charged to aircraft rent expense.

During the completion of the annual assessment in the fourth quarter of 2015, the Company determined that it was no longer probable that certain planned replacement of LLPs on the shorter leases and certain other low cycle utilization aircraft would be performed during the lease term. This change in estimate with respect to the timing of these events resulted in $36.1 million of previously recorded LLP maintenance deposits and net lease incentives on 34 aircraft to be charged to aircraft rent expense as a change in estimate, as these deposits are no longer considered recoverable. This change was based on two predominant factors: (1) updated fleet and longer term network plan, including new aircraft commitments and (2) completion of a detailed economic analysis comparing current and future reserve payments to the estimated cost of late term LLP replacements. Given the Company’s new fleet plan and the remaining terms of these leases, it became clear that it is going to be more economically beneficial for the lessors to keep the maintenance deposits than for the Company to replace the LLPs during the lease term. Its estimates indicate that for these 34 aircraft, the Company is unlikely to have enough annual engine utilization to require LLP replacement before end of lease term, as had previously been expected. The Company believes that with a fleet plan that will afford more flexibility, it will also be able to manage its fleet so that these aircraft would still meet minimum lease return conditions, despite not replacing the LLPs. The Company will expense future reserve payments related to these LLPs as incurred. This change in estimate does not impact its current assessment regarding recoverability of other engine maintenance reserves but its assessment as to the probability of their recovery could change based on estimates the Company makes in the future. While future estimates may affect the treatment of LLP replacement events for the remainder of the fleet, the Company does not believe they will have an impact to these 34 aircraft as the Company has already made the decision to not replace LLPs unless unforeseen circumstances require it in order to operate the aircraft.

(n)	Advertising

The Company expenses advertising and the production costs of advertising as incurred. Advertising and marketing expense was $41.2 million, $37.4 million and $38.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

(o)	Share-Based Compensation

Share-based compensation expense is measured at fair value on the date of grant. Prior to the IPO, the Company utilized third-party independent valuation reports to assist with valuation of options and restricted stock units and used the Black-Scholes option pricing model for service condition stock option grants. For restricted stock grants with time-based vesting conditions issued at IPO and subsequent, the Company’s valuation of such stock grants is based on the market price on grant date. For restricted stock awards with market-based conditions, the Company values the grants using a Monte-Carlo simulation provided by an independent valuation specialist. The Company recognizes share-based compensation expense net of estimated forfeitures. The Company estimates its forfeiture rate based on historical activity. Share-based compensation expense is recognized over the requisite service period on a straight line basis for each separately vesting tranche of the award, including awards subject to graded vesting. For restricted stock awards subject to performance conditions, the probability of performance achievement is assessed on a quarterly basis and expense is adjusted accordingly.

Prior to the IPO, the Company granted stock options and restricted stock units with performance and market-based conditions in addition to service requirements to employees and directors. With respect to certain stock awards, the performance conditions restricted exercisability or settlement until certain liquidity events occur, such as a qualifying IPO or change in control. Upon the IPO, the performance condition was met and deferred stock compensation expense was recognized for grants that had also met service requirements. The market conditions further restrict such exercisability or settlement upon achieving certain targeted minimum market prices of the Company’s publicly traded common stock. For those awards that vest over a fixed service period, if they do not become exercisable before an employee’s termination, they are forfeited to the extent unvested.

(p)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences among the financial statements, carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

(q)	Concentrations of Risk

The Company’s credit card receivables are concentrated to a few companies. These receivables do not represent a significant concentration of risk at December 31, 2015 due to the frequency with which settlement of the holdbacks takes place.

Fuel derivative instruments expose the Company to credit loss in the event of non-performance by counterparties to the agreements. The amount of such credit exposure is generally limited to the positive fair value of the Company’s outstanding contracts. To manage credit risk, the Company selects counterparties based on credit assessments, limits exposure to a single counterparty by transacting with multiple large, well-known financial institutions and monitors market position relative to each counterparty. Some of the agreements require cash deposits to be placed at another institution if the counterparty credit rating drops below a specified threshold. Such provisions did not affect the Company’s financial position as of December 31, 2015.

(r)	New Accounting Standards or Updates Recently Adopted

In February 2016, the FASB issued a comprehensive new leases standard that amends various aspects of existing accounting guidance for leases. It will require recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous GAAP and the amended standard is the recognition of lease assets and lease liabilities by lessees on the balance sheet for those leases classified as operating leases under previous GAAP. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. As a result, the Company will have to recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company will evaluate the new guidance and plans to provide additional information about its expected financial effect at a future date.
In January 2016, the FASB issued an accounting standards update that amends various aspects of existing accounting guidance for financial instruments, primarily equity investments. Some of the main provisions of the guidance include measurement of equity investments at fair value with changes in fair value recognized in net income; separate presentation of the portion of the total change in fair value of a liability resulting from change in the instrument-specific credit risk in other comprehensive income; simplified impairment assessment method for equity investments without readily determinable fair values; eliminated disclosure requirements for certain financial instruments measured at amortized cost; and use of the exit price notion when measuring fair value of financial instruments for disclosure purposes. The guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company does not expect this accounting standards update to have a material impact on its consolidated financial statements.

In June 2015, the FASB issued an accounting standards update that corrects differences between original accounting guidance and the accounting guidance codification, clarifies the accounting guidance, corrects references and makes minor improvements affecting a variety of accounting topics. Transition guidance varies based on the amendments in the update. The amendments in the update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. The Company does not expect this accounting standards update to have a material impact on its consolidated financial statements.
In February 2015, the FASB issued an accounting standards update that eliminates the deferral of FAS 167, which has allowed entities with interests in certain investment funds to follow the previous consolidation guidance in FASB Interpretation No. ("FIN") 46(R), and makes other changes to both the variable interest model and the voting model. In some cases, consolidation conclusions will change. In other cases, reporting entities will need to provide additional disclosures about entities that currently aren’t considered variable interest entities ("VIEs") but will be considered VIEs under the new guidance provided they have a variable interest in those VIEs. The guidance will be effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years. The Company does not expect this accounting standards update to have a material impact on the consolidated financial statements.

In August 2014, the FASB issued an accounting standards update to require evaluation of whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after its financial statements are issued (or available to be issued when applicable) and, if so, disclosure of that fact. The standard requires the Company to make this evaluation for both annual and interim reporting periods, if applicable, and disclose whether its plans alleviate that doubt. The standard is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. The Company does not expect this accounting standards update to have an impact on its consolidated financial statements.

In May 2014, the FASB and the International Accounting Standards Board ("IASB") jointly issued a comprehensive new revenue recognition standard that will replace most existing revenue recognition standards under U.S. GAAP and International Financial Reporting Standards ("IFRS"). The new standard will require the Company to recognize revenue when goods or services are transferred to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. As a result, the Company will need to use more judgments and estimates to determine when and how revenue is recognized than U.S. GAAP currently requires. In August 2015, the FASB issued an accounting standards update that provides a one-year deferral of the effective date for the new revenue standard for public and non-public entities, resulting in an effective date for the Company of January 1, 2018. The Company believes the most significant effect of this accounting standards update will be the elimination of the incremental cost method for frequent flyer accounting, which would require the Company to re-value its liability earned by customers associated with flights points with a relative fair value approach. The Company is continuing to evaluate the new guidance and plans to provide additional information about its expected financial effect at a future date.

(4)	Balance Sheet Components

Following are components of current and non-current other assets and liabilities in the accompanying consolidated balance sheets (in thousands):

Other non-current assets:

	December 31,
	2015	2014
Deferred rent asset	86,579	57,063
Intangible assets	49,000	49,000
Other	1,693	6,216
	$137,272	$112,279

The Company’s intangible assets consist of take-off and landing slots at LaGuardia Airport (LGA) and Ronald Reagan Washington National Airport (DCA) acquired in 2013 and in 2014, which are accounted for as indefinite lived assets. See Note 3—Summary of Significant Accounting Policies, for additional information about Intangible Assets.

Other current liabilities:

	December 31,
	2015	2014
Accrued salaries, wages and benefits	$47,032	$36,101
Fuel derivatives liability	17,850	12,730
Accrued taxes and fees for passenger travel	12,757	12,510
Other	39,496	39,382
	$117,135	$100,723

Fuel derivatives liability is net of $9.7 million in margin calls deposited with the Company's counterparties. See Note 6—Financial Derivative Instruments and Risk Management for more information.

Other liabilities, non-current:

	December 31,
	2015	2014
Deferred rent credits	$48,219	$57,036
License fee liability	34,102	34,102
Other	1,731	3,484
	$84,052	$94,622
See Note 3—Summary of Significant Accounting Policies for additional information about deferred rent credits associated with lease incentives and license fee liability. License fee liability represents the increased Virgin Group license fee payment accrual in connection with the 2014 Recapitalization.

(5)	Fair Value
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability. The accounting guidance establishes a fair value hierarchy based upon the level of independent, objective evidence available to support the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. As a basis for considering such assumptions, the fair value hierarchy is as follows:

Level 1	Observable inputs such as quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices such as quoted prices in active markets for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term for the assets or liabilities.

Level 3	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.
The following is a listing of the Company’s assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the fair value hierarchy as of December 31, 2015 and 2014 respectively (in thousands):

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Cash equivalents	$419,176	$—	$—	$419,176
Restricted cash	19,800	—	—	19,800
Heating oil swaps - fuel derivative instruments	—	(17,895)	—	(17,895)
Jet fuel swaps - fuel derivative instruments	—	(9,655)	—	(9,655)
Interest rate swaps		155		155
	$438,976	$(27,395)	$—	$411,581

	December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Cash equivalents	$339,211	$—	$—	$339,211
Restricted cash	18,775	—	—	18,775
Heating oil collars - fuel derivative instruments	—	(27,170)	—	(27,170)
Brent calls - fuel derivative instruments	—	50	—	50
	$357,986	$(27,120)	$—	$330,866

Cash equivalents include money market securities or operating cash held off-shore that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy. The Company maintains cash and cash equivalents with various high-quality financial institutions.
The Company’s derivative instruments are privately negotiated contracts and are not traded on public exchanges. The Company’s derivative instruments are primarily classified as Level 2, as they are not actively traded and are valued using pricing models that use observable market inputs. Inputs to the valuation models include contractual terms, market prices, yield curves, fuel price curves and measures of volatility.

The following are estimated fair values of the Company's debt at December 31, 2015 and 2014 (in thousands):

	Carrying value	Estimated fair value
Third-party debt:
Aircraft-related term loans	$193,618	$197,233
Pre–delivery payment loans	34,823	34,823
Term loan credit facility	40,000	40,000
Related-party debt:
Virgin Group	42,421	47,592
The estimated fair values of the Company’s related-party debt and aircraft-related term loans were based on rates currently offered for debt with similar maturities and terms. The carrying value of the airport slots term loan credit facility approximated fair value because it has a variable interest rate that approximates rates that would currently be available to the Company on borrowings for similar assets. The carrying value of the pre-delivery payment loans approximated fair value due to their short-term nature. The Company uses significant unobservable inputs in determining discounted cash flows to estimate the fair value, and therefore, such amounts are categorized as Level 3 in the fair value hierarchy.

(6)	Financial Derivative Instruments and Risk Management
(a)    Fuel Derivatives
The Company’s results of operations are inherently dependent on the cost of aircraft fuel, which is the Company’s single largest expense. Aircraft fuel prices have significant exposure to price volatility and fluctuate based upon market expectations such as demand and supply as well as other economic factors. Increases in aircraft fuel prices may adversely impact the Company’s financial performance, operating cash flow and financial position as a greater amount of cash may be needed in order to obtain aircraft fuel for operation. Since aircraft fuel is not widely traded on an organized futures exchange, the Company purchases futures contracts on commodities that are highly correlated to aircraft fuel prices. The Company’s fuel risk management strategy is to reduce fuel price volatility while managing the Company’s cash and margin exposure. The Company does not purchase or hold any derivatives financial instruments for trading purposes. To manage economic risks associated with the fluctuations of aircraft fuel prices, since 2012, the Company has hedged a targeted percentage of its forecasted fuel requirements over the following 12 months with a rolling strategy of entering into call options for crude oil and collar contracts for heating oil in the longer term, three to 12 months before the expected fuel purchase date; then prior to maturity of these contracts, within three months of the fuel purchase, the Company exits these contracts by entering into offsetting trades and locks in the price of a percentage of its fuel requirements through the purchase of fixed forward pricing ("FFP") contracts in jet fuel. In 2015, the Company changed its fuel hedging program strategy by discontinuing the purchase of call options and collars, and began utilizing forward swaps on jet fuel, heating oil and crude oil to lock in future fuel purchase prices. The Company’s remaining heating oil collars matured by the end of the second quarter 2015 and the remaining Brent call options matured by the end of the third quarter.
The Company utilizes FFP contracts with its fuel service provider as part of its risk management strategy, wherein fixed prices are negotiated for set volumes of future purchases of fuel. The Company takes physical delivery of the future purchases. The Company has applied the normal purchase and normal sales exception for these commitments. As of December 31, 2015, the total commitment related to FFP contracts was $7.5 million, for which the related fuel will be purchased during 2016.
The Company designates the majority of its fuel hedge derivatives contracts as cash flow hedges under the applicable accounting standard, if they qualify for hedge accounting. The accounting standard governing designation of hedges involves stringent documentation requirements, including documentation of hedging strategy, statistical analysis to qualify a commodity for hedge accounting both on a historical and a prospective basis and strict contemporaneous documentation that is required at the time each hedge is designated. The Company assesses the effectiveness of each of its individual hedges on a monthly basis. Under hedge accounting, all periodic changes in the fair value of the derivatives designated as effective hedges are recorded in accumulated other comprehensive income (loss) (AOCI) until the underlying fuel is purchased, at which point the deferred gain or loss will be recorded as fuel expense. This treatment of fuel hedge derivatives exposes the Company to the risk that its hedges may not be effective in offsetting changes in the cost of fuel and therefore may not continue to qualify under hedge accounting. Hedge ineffectiveness results when the change in fair value of the derivative instruments exceeds the change in the value of the Company’s expected future cash outflow relating to fuel purchases and consumption. In the event that the Company’s fuel hedge derivatives do not qualify as effective hedges, the periodic changes in fair value of the derivatives are included in fuel expense in the period they occur. If the Company terminates a fuel hedge derivative contract prior to its settlement date, the cumulative gain or loss recognized in AOCI at the termination date will remain in AOCI until the terminated intended transaction occurs. In the event it becomes improbable that such event will occur, the cumulative gain or loss is immediately reclassified into earnings. All cash flows associated with purchasing and settling of fuel hedge derivatives are classified as operating cash flows in the accompanying consolidated statements of cash flows.
(b)    Interest Rate Swaps
The Company enters into interest rate swaps to protect against adverse fluctuations in interest rates associated with variable rate debt financing by reducing its exposure to variability in cash flows related to the future interest payments on the financing for committed aircraft. The interest rate swaps are designated cash flow hedges, and swap the underlying base indexed interest rates of one aircraft delivered in 2015 for $33.0 million notional of aircraft financing with a 12-year term at 2.4% and for $6.0 million of the subordinated aircraft financing at 1.7% with a six-year term. These swaps matured as of December 31, 2015. The Company also entered into interest rate swaps on the underlying base indexed interest rates of one aircraft to be delivered in 2016 for $34.0 million notional debt with a 12-year term at 2.1%. The fair value of active interest rate swaps at December 31, 2015 is $0.2 million, which is reflected in other current receivables in the accompanying consolidated balance sheet. The AOCI balance at December 31, 2015 is a loss of $0.7 million and includes the value of interest rate swaps that matured in 2015 and are being amortized to interest expense over the term of the debt in the accompanying consolidated statement of operations.
(c)    Summary of Derivative Instruments
The following tables present the fair value of derivative assets and liabilities that are designated and not designated as hedging instruments, as well as the location of the asset and liability balances within the consolidated balance sheets as of December 31, 2015 and 2014 (in thousands):

Derivatives designated as cash flow hedges	Consolidated balance sheet location	Fair value of derivatives as of December 31,
		2015	2014
Fuel derivative instruments—Brent calls	Current liabilities	—	(24,762)
Fuel derivative instruments—Heating oil swaps	Current liabilities	(17,895)	—
Fuel derivative instruments—Jet fuel swaps	Current liabilities	(9,655)	(84)
Total current liabilities		(27,550)	$(24,846)

Interest rate swaps	Current assets	155	—
Total current assets		$155	$—

Derivatives not designated as cash flow hedges	Consolidated balance sheet location	Fair value of derivatives as of December 31,
		2015	2014
Fuel derivative instruments—Heating oil collars	Current liabilities	$—	$(2,408)
Fuel derivative instruments—Brent calls	Current liabilities	—	134
Total current liabilities		$—	$(2,274)
As of December 31, 2015, the Company has deposited $9.7 million as collateral with two of its counterparties to comply with margin call requirements related to fuel derivative losses that exceed the portfolio’s credit limit. The Company has recorded the margin call deposits in other current liabilities in the accompanying consolidated balance sheet as of December 31, 2015, offsetting the net fuel hedge liability of $27.6 million. Thus the total net current liability related to fuel hedges is $17.9 million at December 31, 2015.

The following table summarizes the effect of fuel derivative instruments in the consolidated statements of operations for the years ended December 31, 2015, 2014 and 2013, respectively (in thousands):

Derivatives accounted for as hedging instruments under ASC 815	Consolidated financial statement location	Gains (losses) on derivative contracts for the year ended December 31,
		2015	2014	2013
Fuel derivative instruments	Aircraft fuel expense	$(40,204)	$(5,759)	$(2,597)
Interest rate swaps	Interest expense	(12)	—	—
Total impact to the consolidated statements of operations		$(40,216)	$(5,759)	$(2,597)

Derivatives not accounted for as hedging instruments under ASC 815	Consolidated financial statement location	Gains (losses) on derivative contracts for the year ended December 31,
		2015	2014	2013
Fuel derivative instruments	Aircraft fuel expense	$(1,005)	$(4,808)	$(1,849)
Total impact to the consolidated statements of operations		$(1,005)	$(4,808)	$(1,849)

At December 31, 2015, the Company estimates that approximately $25.7 million derivative losses related to its cash flow fuel hedges included in accumulated other comprehensive income will be reclassified into earnings within the next 12 months.

The effect of interest rate swap instruments in the consolidated statement of operations for the year ended December 31, 2015, is immaterial. There were no interest rate swap instruments for the year ended December 31, 2014. At December 31, 2015, the amount of net derivative losses related to interest rate swaps included in AOCI that will be reclassified into earnings within the next 12 months is deminimus.
The effect of fuel derivative instruments designated as cash flow hedges and the underlying hedged items on the consolidated statements of operations for the years ended December 31, 2015 and 2014, respectively, is summarized as follows (in thousands):

Fuel derivatives designated as cash flow hedges	Amount of gain (loss) recognized in AOCI on derivatives (Effective portion)		Gain (loss) reclassified from AOCI into income (Fuel expense or Interest expense) (Effective portion)		Amount of gain (loss) recognized into income (Ineffective portion)
	2015	2014	2015	2014	2015	2014
Fuel derivative instruments	$(38,628)	$(33,230)	$(39,003)	$(5,468)	$(1,201)	$(291)
Interest rate swaps	(665)	—	(12)	—	—	—

The notional amounts of the Company’s outstanding fuel derivatives are summarized as follows (in millions):

	December 31,
	2015	2014
Derivatives designated as hedging instruments:
Fuel derivative instruments—Heating oil collars (gallons)	—	36
Fuel derivative instruments—Brent calls (gallons)	—	16
Fuel derivative instruments—Heating oil swaps (gallons)	38	—
Fuel derivative instruments—Jet fuel swaps (gallons)	25	—
Interest rate swaps (dollars)	34	—

Derivatives not designated as hedging instruments:
Fuel derivative instruments—Heating oil collars (gallons)	—	3
Fuel derivative instruments—Brent calls (gallons)	—	13
As of December 31, 2015, the Company had entered into fuel derivative contracts for approximately 32% of its forecasted aircraft fuel requirements for 2016 at a weighted-average cost per gallon of $1.60, excluding related fuel taxes.
The Company presents its derivative instruments at net fair value in the accompanying consolidated balance sheets. The Company’s master netting arrangements with counterparties allow for net settlement under certain conditions. As of December 31, 2015, no amounts were available for offset. As of December 31, 2014, information related to these offsetting arrangements was as follows (in thousands):

	December 31, 2014
	Derivatives offset in consolidated balance sheet			Derivatives eligible for offsetting
	Gross derivative amounts	Gross derivative amounts offset in consolidated balance sheet	Net amount	Gross derivative amounts	Gross derivative amounts eligible for offsetting	Net amount
Fair value of assets	$256	$(256)	$—	$256	$(256)	$—
Fair value of liabilities	(27,376)	256	(27,120)	(27,376)	256	(27,120)
Margin call deposits			14,390			14,390
Total			(12,730)			(12,730)

The fuel derivative agreements the Company has with its counterparties may require the Company to pay all, or a portion of, the outstanding loss positions related to these contracts in the form of a margin call prior to their scheduled maturities. The amount of collateral posted, if any, is adjusted based on the fair value of the fuel hedge derivatives. The Company had $9.7 million and $14.4 million of collateral posted related to outstanding fuel hedge contracts at December 31, 2015, and December 31, 2014, respectively.

(7)	Long-Term Debt
Long-term debt including accrued paid-in-kind interest consisted of the following at December 31, 2015 and 2014, respectively (in thousands):

	December 31,
	2015	2014
Third-party debt:
Aircraft-related term loans (a)	$193,618	$—
Pre–delivery payment loans (b)	34,823	51,240
Term loan credit facility (c)	40,000	40,000
Total third-party debt	268,441	91,240
Related-party debt:
Virgin Group (d)	52,808	50,295
Total debt	321,249	141,535
Less: current maturities (a),(b)	(48,843)	(33,824)
Less: unamortized debt issuance costs (a),(c)	(3,121)	(401)
Less: discount on Virgin Group debt (d)	(10,387)	(11,447)
Long–term debt	$258,898	$95,863

(a)
In April 2015, the Company executed aircraft-related debt facility agreements for $195.0 million with three financing parties to finance approximately 80% of the net purchase price of the Company’s five 2015 A320ceo aircraft deliveries. The Company closed and funded each tranche on the date of each of the aircraft deliveries from June through December 2015. The Company financed $168.6 million with senior debt facilities subject to 12-year repayment terms with an average interest rate of 4.6% and $26.4 million with subordinated debt facilities subject to six-year repayment terms with an average interest rate of 6.8%. Principal and interest is payable quarterly in arrears with $1.4 million of principal repaid during 2015. As of December 31, 2015, total unamortized debt issuance costs were $2.8 million. Loans related to two of the aircraft are pre-payable with a premium prior to the third anniversary of such advance date and at par thereafter, subject to payment of early termination charges, if applicable. Loans related to three of the aircraft are not pre-payable prior to the third anniversary of the issuance date and are pre-payable at par thereafter, subject to payment of early termination charges, if applicable.

In connection with three of the 2015 aircraft-related term loans, a special purpose entity was formed to authorize and issue senior and junior secured notes and to acquire, finance, own and lease to the Company certain aircraft. Under variable interest entity accounting guidelines, the Company consolidated this entity because the Company is its primary beneficiary. As of December 31, 2015, the entity's assets consisted of three aircraft it leased to the Company and its only liabilities consisted of notes payable in relation to the financing of such aircraft.

(b)
In connection with the Company’s aircraft pre-delivery payment ("PDP") obligations with Airbus, the Company has a credit agreement with lenders for the Company’s PDP commitments. Interest on borrowings under the credit agreement accrues monthly at a rate of 5% plus LIBOR. The PDP credit agreement is secured by the Company's aircraft purchase rights under the Company's purchase agreement with Airbus. The Company will repay advances and related interest allocable to each aircraft in full upon the delivery date of the individual aircraft, and upon repayment, the security for such aircraft's purchase rights will be released. The current portion of the debt represents the PDP loan advances due with the delivery of the five aircraft in 2016.

(c)
In April 2014, the Company entered into a five-year term loan credit facility for $40.0 million to finance the purchase of domestic airport operating rights with principal repayable in full at maturity. The term loan credit facility is secured by certain of the Company's take-off and landing rights at DCA, LGA and JFK. Amounts borrowed under this term loan accrue interest at a rate of LIBOR plus 3.5%, provided that LIBOR is not less than 1.0%, or a comparable alternative rate based on other interest rate indices. As of December 31, 2015 total unamortized debt issuance costs related to the facility were $0.3 million. The term loan requires compliance with certain covenants including semi-annual, third-party slot appraisal valuation requirements.

(d)
In November 2014, the Company issued a $50.0 million note (the "Post-IPO Note") in connection with the 2014 Recapitalization. The fair value of the note of $38.5 million at the date of issuance was calculated using an effective interest rate of 8.5%. The effective interest rate increased to 9.8% in June 2015 as a result of the change in the term of the Post-IPO Note in connection with the cancellation of the Letter of Credit Facility described in Note 2 - Summary of Significant Accounting Policies. At December 31, 2015, the redemption value of this note was $52.8 million. The Post-IPO Note bears payment-in-kind interest at 5.0% per year, compounded annually, and is due on November 19, 2020. The Post-IPO Note may be redeemed at the option of the Company at any time in the amount equal to the then-outstanding principal of the Post-IPO Note, including accrued interest. Upon a change of control or a qualified sale, the holder of the Post-IPO Note can cause the Company to redeem all of the principal at the redemption price then in effect. The Post-IPO Note is currently unsecured, and the Company is restricted from incurring any future secured indebtedness related to the Company’s unencumbered assets unless the Post-IPO Note is secured on a pari passu basis with such debt.

As of December 31, 2015, the Company is in compliance with all debt covenants.

(8)	Contingencies and Commitments

(a)	Contingencies
The Company is subject to legal proceedings, claims, investigations and proceedings arising in the ordinary course of business. While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
The Company is party to routine contracts under which it indemnifies third parties for various risks. The Company has not accrued any liability for these indemnities, as the amounts are not determinable nor estimable.
In its aircraft related agreements, as is typical of commercial arrangements made in order to purchase, finance and operate commercial aircraft, the Company indemnifies the manufacturer, the financing parties and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct. The Company believes that it will be covered by insurance subject to deductibles for most tort liabilities and related indemnities as described above with respect to the aircraft the Company will operate. Additionally, if there is a change in the law that results in the imposition of any reserve, capital adequacy, special deposit or similar requirement the result of which is to increase the cost to the lender, the Company will pay the lender the additional amount necessary to compensate the lender for the actual cost increase. The Company cannot estimate the potential amount of future payments under the foregoing indemnities.

(b)	Commitments
Pre-Delivery Payments for Flight Equipment
In December 2010, the Company entered into a purchase agreement with Airbus for 60 A320 aircraft, including 30 A320neo aircraft, the first commercial order for the new eco-efficient engine option. Under the terms of the Company’s aircraft purchase agreement, the Company is committed to making pre-delivery payments at varying dates prior to delivery.
In December 2012, the Company amended its 2010 aircraft purchase agreement with Airbus reducing its order of 60 A320 aircraft to 40 aircraft and deferring delivery dates to begin in 2015. Under the amended agreement, the Company also obtained cancellation rights for the last 30 of the 40 aircraft, which cancellation rights are exercisable in groups of five aircraft two years prior to the stated delivery periods in 2020 to 2022, subject to loss of deposits and credits as a cancellation fee. All of the deposits have been reapplied according to the new delivery schedule except for $11.0 million which was converted into a credit earned upon delivery of the last 10 of the 40 aircraft.
The Company evaluated the recoverability of the deposits, credits and related capitalized interest in connection with the anticipated purchase of the aircraft in future periods and determined them to be recoverable. If the Company ultimately exercises its cancellation rights for up to 30 aircraft, it would incur a loss of deposits and credits of up to $26.0 million as a cancellation fee. Because the Company concluded that the deposits and credits are recoverable and that it is not likely to incur cancellation fees, the Company did not record such fees. The Company maintains $72.4 million of pre-delivery payments, of which $46.4 million relates to the next five and $26.0 million to the last 30 aircraft, in its accompanying consolidated balance sheets as of December 31, 2015, $34.8 million of which was financed by a third party.

Committed expenditures not subject to cancellation rights for these aircraft and separately sourced spare engines, including estimated amounts for contractual price escalations and pre-delivery payment deposits, will total approximately $211.9 million in 2016. In October 2015, the Company executed debt facility agreements to finance the Company’s five 2016 aircraft deliveries for $199.3 million. This financing represents approximately 80% of the net purchase price of the A320 CEO aircraft. Each of the loans will be closed and funded on the date of each respective aircraft delivery. The Company will finance $168.2 million through senior debt facility agreements with terms of 12 years and $31.1 million through subordinate debt facility agreements with terms of seven years. Principal and interest will be payable quarterly in arrears. All of the debt will accrue interest which, if fixed at current rates would average 4.4%. The debt agreements have no financial covenants. The Company entered into interest rate swaps on the underlying base indexed interest rates of one aircraft for $34.0 million notional of aircraft financing with a 12-year term at 2.1%. Refer to Note 6 for further information. The Company took delivery of two aircraft in February 2016 as scheduled and drew the related financing in connection with such deliveries, which increased long-term debt by $78.0 million.
Operating Leases
As of December 31, 2015, the Company leased 53 of the 58 aircraft in its fleet, as well as four of its five spare engines, under operating leases and executed a commitment to lease 10 new Airbus A321neos in 2017 and 2018.

In connection with the 2013 Recapitalization described in Note 2, the Company executed a series of amendments to its aircraft leases. The aircraft lease amendments resulted in extensions of varying lengths by lease for periods from three to five years, up to 15 years from date of the aircraft manufacture, reductions to base monthly rent, maintenance deposits or both through monthly cash rebates (“Lease Rebates”). These Lease Rebates are accounted for as an incentive to be recorded as a reduction of rent expense on a straight-line basis over the lease term. Payment of future Lease Rebates are contingent on the Company maintaining $75.0 million of unrestricted cash as of the last day of each month and recognized as a reduction in rent expense when the liquidity requirement is met. Under the amended lease agreements, for substantially all of the lessors who are providing Lease Rebates from monthly base rent, the Company is obligated to refund 25% of all the Lease Rebates received through December 31, 2016 in the first quarter of 2017 or on a pro-rata basis with any debt repayment occurring prior to the first quarter of 2017. Refundable Lease Rebates are recorded as a component of the deferred rent balance in the consolidated financial statements. As a result of the repayment of related-party debt in connection with the 2014 Recapitalization, the Company accelerated $2.5 million of refundable Lease Rebates to December 2014. The aggregate lease rebates earned and recorded as contingent rent for the year ended December 31, 2015 and 2014 were $19.5 million and $19.8 million.

In December 2015, the Company entered into lease agreements for ten A321neo aircraft to be delivered between 2017 and 2018. The Company has the option to purchase up to four of the ten aircraft no less than six months prior to the delivery date. The lease agreements have terms of 12 years with an option to renew for up to two consecutive renewal terms. The Company evaluated the lease agreements and determined that the leases would qualify as operating leases. Rent payments are variable and adjust based on fluctuations in LIBOR or other interest rate benchmark adjustments as defined in the contract, with an option to fix rates and related rent payments for several of the leases at the time of aircraft delivery. The Company made deposits totaling $8.4 million on the ten aircraft and will be required to make additional deposits equal to one month rent if the Company's unrestricted cash is less than 15% of trailing twelve month revenues two business days prior to delivery. The Company is not required to make maintenance reserve payments on these aircraft.

The Company also leases airport space, office space and other equipment, which expire in various years through 2022. The Company has funded $75.1 million and $67.6 million as of December 31, 2015 and 2014 in cash to various lessors to serve as collateral for base rent deposits related to all of its leases.
The Company recorded rent expense, net of Lease Rebates, of $235.3 million, $233.9 million and $243.9 million on all non-cancelable operating leases in 2015, 2014, and 2013, respectively, including $37.8 million, $3.8 million, and $3.0 million in 2015, 2014 and 2013, respectively, for supplemental rent as further described in Note 3—Summary of Significant Accounting Policies—Aircraft Maintenance Deposits.

Summary of Future Payment Obligations
As of December 31, 2015, the Company has the following contractual payment commitments (in thousands):

Year	Long-term debt including related-party (1)	Aircraft and engine purchases (2)	Aircraft and engine leases (3)	Maintenance deposits (4)	Other leases (5)	Total
2016	$48,843	$211,867	$220,244	$8,951	$29,222	$519,127
2017	14,926	—	218,481	9,391	30,380	273,178
2018	55,567	—	238,532	10,190	27,021	331,310
2019	66,597	—	232,505	10,820	18,778	328,700
2020	14,646	—	212,982	11,417	14,780	253,825
Thereafter	120,670	—	827,615	25,638	30,440	1,004,363
	$321,249	$211,867	$1,950,359	$76,407	$150,621	$2,710,503

(1)	Includes accrued paid-in-kind interest; excludes future interest of $14.2 million to be accrued through November 2022.

(2)	Represents non-cancelable contractual payment commitments for aircraft and engines.

(3)
Represents future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year, including renewal payments for signed lease extensions and excluding lease rebates. Commitment table includes expected rent payments for A321neo aircraft not yet in the Company's fleet: for these A321neo aircraft to be received in 2017 and 2018, assumes that all ten aircraft will be leased, includes minimum lease payments and does not include amounts related to variable rent adjustments subject to interest rate fluctuations as defined in the contract.

(4)	Represents the fixed portion of supplemental rent under lessor contracts for maintenance reserve payment commitments; excludes variable future amounts that will be based on actual flight hours.

(5)	Represents future minimum lease payments under non-cancelable building, airport station and equipment leases.
The table above excludes the Company’s commitment to pay royalties of 0.5% in 2015 of the Company’s operating revenue for the use of the Company’s brand name to a related party. This license fee will increase to 0.7% starting the first quarter of 2016 until the Company’s total annual revenue exceeds $4.5 billion, at which time the annual license fee would resume to 0.5%. Refer to 2014—Recapitalization for additional information.

(9)	Stockholders’ Equity
In conjunction with its IPO and the 2014 Recapitalization in November 2014, the Company amended and restated its certificate of incorporation to authorize the issuance of common stock, non-voting common stock, and preferred stock. All pre-existing classes of common stock and convertible preferred stock were converted to common stock or non-voting common stock in connection with the 2014 Recapitalization. See Note 2— Recapitalizations for additional information.
Prior to the 2014 Recapitalization, the Company had seven classes of common stock. Effective with the 2014 Recapitalization, all pre-existing classes of common stock were converted to common stock or non-voting common stock, subject to U.S. federal statutory and/or regulatory laws with respect to ownership and control of U.S. airlines by non-U.S. citizens. As of December 31, 2015 and 2014 Stockholders’ Equity was follows:

		Shares authorized
		December 31,
		2015	2014
Voting Common Stock	(a)	650,000,000	650,000,000
Non-Voting Common Stock	(b)	100,000,000	100,000,000
		750,000,000	750,000,000

		Shares issued
		As of December 31,
		2015	2014
Voting Common Stock	(c)	37,807,501	36,267,148
Non-Voting Common Stock		6,852,738	6,852,738
		44,660,239	43,119,886

	Shares issued and outstanding
	December 31,
	2015	2014
Voting Common Stock	37,325,228	36,267,148
Non-Voting Common Stock	6,852,738	6,852,738
	44,177,966	43,119,886

(a)	Voting Common Stock is entitled to one vote per share.

(b)	Non-Voting Common Stock does not have the ability to vote on any matters.

(c)	Includes 313,824 shares from restricted stock awards and 168,449 shares of treasury stock.

The votes per share on all matters that require a vote by the Company’s stockholders are set forth in the Eleventh Amended and Restated Certificate of Incorporation.
(a)    Preferred Stock
In connection with the IPO in November 2014, the Company authorized the issuance of 10,000,000 shares of preferred stock, of which none were issued and outstanding at December 31, 2015 and December 31, 2014. Prior to the IPO, the Company had previously authorized the issuance of 1,109,812 shares of redeemable convertible preferred stock, of which 1,109,811 shares were issued and outstanding up to the date of the 2014 Recapitalization in November 2014. The redeemable convertible preferred stockholders were entitled to receive dividends on a pari passu basis with the common stock and thus were participating securities. No dividends were declared in 2015, 2014 or 2013. The redeemable convertible preferred stock previously outstanding prior to the IPO was converted to common stock in connection with the 2014 Recapitalization and all shares of redeemable convertible authorized were canceled. Refer to Note 2—Recapitalizations for additional information.

(b)    Treasury Stock
The Company withholds and retires shares of common stock to cover employees' portion of required tax withholdings when employee equity awards issued outside of the Plan vest. These shares were valued at the market price of the common stock on the date of settlement. As of December 31, 2015, the Company held 168,449 shares of treasury stock. The Company did not hold treasury stock prior to 2015.

(10)	Share-based Compensation

(a)	Share-based Compensation Plans
In November 2005, the Company adopted the 2005 Virgin America Inc. Stock Incentive Plan (the "2005 Plan"), which was amended and restated. In November 2014, the Company adopted the 2014 Virgin America Inc. Equity Incentive Award Plan (the "2014 Plan"), which superceded the 2005 Plan. There were 1,017,570 shares available for issuance under the Plans at December 31, 2014, which included 600,000 shares available for issuance under the 2014 Plan in addition to 417,570 shares available for issuance from the 2005 Plan that rolled over into the 2014 Plan. An annual increase in shares available for issuance under the 2014 Plan on the first day of each year beginning in 2015 and ending in 2024 is subject to the approval of the Compensation Committee of the Board of Directors and is limited to 2.5% of the common stock outstanding at the end of the preceding fiscal year and subject to an overall cap of 13.9 million shares of common stock that may be issued under the 2014 Plan in the aggregate. The Board approved an increase to the number of shares available for issuance under the 2014 Plan in 2015. If any shares subject to an award are forfeited, expire or become tax settled shares withheld, these shares will be added back to shares available for future grant under the 2014 Plan, and thus will be added back to the shares available for issuance. As of December 31, 2015, the Company had 1,387,467 shares available for grant under the 2014 Plan.
The 2014 Plan is administered by the Compensation Committee of the Board of Directors. The 2005 Plan was administered by the Board. The Board may grant stock awards, including incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights, restricted stock and restricted stock units (“RSUs”) to employees, consultants and non-employee directors of the Company, the vesting of which may be performance-based or market-based along with a requisite service requirement. Certain awards granted prior to the IPO were subject to continuing employment and achieving an IPO and require meeting certain stock price thresholds in order to vest or become exercisable. Under the 2005 Plan, stock options granted have an exercise price of at least 100% of the fair market value of the underlying stock at the time of grant and have an exercise term of ten years from grant date. Stock awards under the 2005 Plan generally vest in annual installments over a two to four year schedules. RSUs granted under the 2005 Plan have contractual vesting and settlement restrictions which are based on certain liquidity events such as IPO and exercisability restrictions such as certain stock price thresholds. The majority of RSUs granted under the 2005 Plan will vest upon meeting market conditions. The Company had not previously recognized expense on these awards prior to November 2014 as the performance condition was not deemed probable of occurring. The Company recognized $7.7 million expense in the fourth quarter 2014 for these options and RSUs as the performance condition associated with the IPO event was met.
RSUs granted to the members of the Board of Directors and to the Company’s chief executive officer ("CEO") prior to the IPO were granted outside of the 2005 Plan. RSUs granted to the Board members prior to IPO generally vest based upon meeting a one-year service period. RSUs granted to the CEO prior to the IPO generally have service periods of up to four years.
Stock grants under the 2014 Plan made to members of the Board and to employees are in the form of RSUs or restricted stock awards with a service condition of generally three years.
In November 2015, the Company granted restricted stock awards with service, market and performance conditions ("PSAs") and restricted stock awards with service conditions ("RSAs") to officers.  The PSAs have a three-year cliff vesting service requirement. The RSAs have a three year service requirement for which vesting occurs annually over the three year requisite service period.   The performance conditions of the PSAs are based on metrics measured by the Company's financial performance relative to certain peer airlines, and the market condition is based on stock price performance relative to certain peers (total shareholder return or "TSR"). The maximum PSA payout is 200% of target shares and the minimum payout is zero. Target shares is considered shares granted at 100% of available share payout. The market metric TSR is used as a share multiplier after the performance metric determines the number of base shares achieved. If performance metrics are not achieved (i.e. "0%"), then the TSR multiplier would have no effect. Expense for PSAs is recognized based on the expected achievement at each reporting period that is reassessed by the Company on a quarterly basis.

There were no stock options granted in 2015. Stock option activity under the 2005 Plan and superceded by the 2014 Plan (collectively referred to as "the Plan") as of December 31, 2015 is as follows:

	Service Options		Performance Options		Weighted Average Exercise Price	Weighted Average Contractual Term (Years)
Outstanding as of December 31, 2014	134,513		913,344		$15.95	7.31
Granted	—		—		—
Forfeited / canceled	(18,274)		(29,049)		39.78
Exercised	(65,244)		(408,939)		14.62
Outstanding as of December 31, 2015	50,995		475,356		15.01	6.77
Options vested and expected to vest as of December 31, 2015	50,909		474,922		$15.02	6.77
Options vested and exercisable as of December 31, 2015	46,457		434,509		$15.47	6.70
Unrecognized compensation (in thousands)	$22	(1)	$14	(2)

(1)	The Company expects to recognize this share-based compensation expense over a weighted-average remaining recognition period of 0.83 years.

(2)	The Company expects to recognize this share-based compensation expense over a weighted-average remaining recognition period of 0.39 years.
The total intrinsic value of options exercised and total grant-date fair value of service condition options vested during the year ended December 31, 2015 was $10.1 million and $0.1 million, respectively, and during each of the years ended 2014 and 2013 were de minimus. The aggregate intrinsic value for options outstanding and options exercisable represents the total pretax intrinsic value based on the fair value of the Company’s common stock of $36.01 per share that would have been received by the option holders had those options holders exercised their stock options as of December 31, 2015. The aggregate intrinsic value of options outstanding at December 31, 2015 is $11.1 million and options exercisable is $9.9 million.

With respect to the stock option grants containing performance-based conditions, $0.1 million expense was recorded in 2015, $4.6 million expense was recorded in 2014, and no share-based compensation expense was recorded in 2013.
Restricted stock award activity granted under the 2014 Plan is as follows:

	Service stock awards	Performance stock awards	Total stock awards	Weighted average grant date fair value per share	Aggregate grant date fair value (in thousands)
Unvested as of December 31, 2014	—	—	—	$—	$—
Granted	160,858	76,483	237,341	37.84	8,981
Vested	—	—	—	—	—
Forfeited and canceled	—	—	—	—	—
Unvested as of December 31, 2015	160,858	76,483	237,341	$37.84	$8,981
The performance restricted stock awards shown above are presented at target share payout. As of December 31, 2015, total unrecognized compensation expense for restricted stock awards granted under the 2014 Plan was approximately $7.5 million to be recognized over a weighted-average remaining recognition period of 2.87 years.

RSU activity granted under the the Plan is as follows:

	Service restricted stock units	Performance restricted stock units	Total restricted stock units	Weighted average grant date fair value per share	Aggregate grant date fair value (in thousands)
Unvested as of December 31, 2014	340,411	295,779	636,190	$16.49	$10,489
Granted	174,777	—	174,777	34.64
Vested	(112,056)	(271,352)	(383,408)	13.01	(4,988)
Forfeited and canceled	(24,058)	(1,490)	(25,548)	21.75
Unvested as of December 31, 2015	379,074	22,937	402,011	$27.36	$11,001
Pre-IPO RSU activity granted outside of the 2005 Plan is as follows:

	Service restricted stock units	Performance restricted stock units	Total restricted stock units	Weighted average grant date fair value per share	Aggregate grant date fair value (in thousands)
Unvested as of December 31, 2014	51,520	604,384	655,904	$10.11	$6,630
Granted	—	—	—	—
Vested	(38,273)	(311,138)	(349,411)	11.17	(3,902)
Forfeited and canceled	—	—	—	—
Unvested as of December 31, 2015	13,247	293,246	306,493	$8.90	$2,728
As of December 31, 2015, total unrecognized compensation expense for RSUs granted under all Plans and outside the Plans was approximately $9.3 million to be recognized over a weighted-average remaining recognition period of 1.74 years.
In addition to stock compensation associated with options and RSUs as described in the preceding notes, in November 2014, 217,898 shares of common stock were issued to employees and directors at the completion of the IPO under the 2014 Plan as approved by the Company’s Board of Directors. The Company recorded $5.0 million in stock compensation expense and an increase in additional paid in capital, based on the number of shares multiplied by the initial price of the common stock in the offering. These shares became fully issued and outstanding upon issuance.
RSAs are valued based on the grant date market price and are recognized over the requisite service period on a straight line basis.
The grant date fair value of the PSAs was determined through the use of a Monte Carlo simulation model, which utilizes multiple input variables that determine the probability of satisfying the market condition requirements. The valuation assumptions are as follows:

Year Ended December 31, 2015
Expected volatility	41.60%
Risk free interest rate	0.94%
Expected term (in years)	2.14
Expected dividends	—%
Correlation co-efficient	0.50
The expected stock price volatility assumption is based on a combination of the Company's historical volatility since the IPO and the historical volatilities for industry peers for the time period equal to the expected term.
The risk-free interest rate assumption is based on U.S. Treasury instruments whose term is consistent with the expected term.
The expected term is commensurate with the time remaining until the end of the TSR performance period.
The expected dividend assumption is based on the Company's history and expectation of dividend payouts.

The correlation co-efficient is based on the Company's historical daily prices relative to the Index.
The Company records share-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based upon the Company’s historical pre-vesting forfeiture experience. Share-based compensation expense is recorded in salaries, wages and benefits in the accompanying consolidated statements of operations. Total share-based compensation expense recorded for 2015, 2014, 2013, including stock options, restricted stock awards, and RSUs granted under both the 2014 and 2005 Plans and outside of the Plans, as well as a grant of shares of common stock on the IPO date was $6.1 million, $14.0 million, and $0.4 million, respectively.
During 2015, there was $2.2 million of tax benefit recognized in income related to stock-based compensation. No material income tax benefit was recognized relating to share-based compensation for 2014 and 2013. No tax benefits were realized from exercised stock options for 2015, 2014 and 2013. Stock-based awards activity did not have an impact on cash flows from financing activities for 2015, 2014 and 2013.

(b)	Teammate Stock Purchase Plan
In November 2014, the Company adopted the Teammate Stock Purchase Plan (“TSPP”), under which 160,000 shares of the Company’s common stock were reserved for issuance to eligible employees. An annual increase on the first day of each year beginning in 2015 and ending in 2024 is subject to approval by the Compensation Committee of the Board of Directors, limited to 1% of the common stock outstanding at the end of the preceding year and subject to an overall cap of 4.8 million shares of common stock that may be issued under the TSPP in the aggregate. The Board approved an increase to the number of shares available for issuance under the TSPP in 2015. Employees are offered shares bi-annually through two six-month offering periods, which begin on February 15 and August 15 of each year. Employees may purchase a limited number of shares of the Company’s stock via regular payroll deductions at a discount of 10% of the market value at the end of the six-month offering period. Employees may deduct up to 10% of payroll up to $25,000 per year, with a cap of 5,000 shares per employee per offering period. The TSPP is scheduled to terminate on January 3, 2024. There have been 20,496 shares issued under the TSPP at an average price of $31.56 per share as of December 31, 2015.

(11)	Employee Benefit Plans

(a)	401(k) Plan
The Company sponsors a retirement savings 401(k) defined contribution plan covering all employees that includes Company matching contributions. Company contributions expensed in 2015, 2014, and 2013 were $17.4 million, $10.6 million, and $6.0 million, respectively.
Beginning January 1, 2014, the Company match increased to 125% of the first 6% of employee contributions. Until December 31, 2013, the Company matched 100% of the first 5% of employee contributions.
There is no waiting period for eligibility for Company matching.
Effective January 1, 2015, the Company adopted a new discretionary 401(k) company contribution called “401(k) Plus” under which the Company will make additional 401(k) contributions of 4.5% of salary for pilots and 1.5% for all other teammates. 401(k) Plus contributions will be evaluated annually by the Board of Directors and may change in future years.

(b)	Profit Sharing Plan
Starting in 2015, the Company’s teammate profit-sharing program generally provides that, for each year in which the Company has an annual pre-tax profit, it will pay 15% above the threshold on that profit net of profit-sharing expense to substantially all of its teammates (other than officers and certain management teammates who are not eligible for profit sharing). This threshold is determined by multiplying $1.5 million times the average number of aircraft in the Company’s fleet for the full year. For 2015, the pre-tax income threshold was $81.4 million. Prior to 2015, there was no threshold. For the year ended December 31, 2014, the Company adjusted pre-tax income to exclude certain IPO related expenses, as the Company considered these expenses one-time, non-operational items that should not reduce the profit-sharing basis for teammates. The Company recorded profit-sharing expense of $20.5 million, $14.4 million, and $2.1 million, respectively for the year ended December 31, 2015, 2014, and 2013.

(12)	Income Taxes

The expense for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current:
Federal	$—	$—	$—
State	175	(23)	317
Deferred:
Federal	(156,076)	1,110	—
State	(16,486)	92	—
	$(172,387)	$1,179	$317

The following table shows significant components of the Company’s deferred tax assets and liabilities (in thousands). These are classified in other current and non-current assets and liabilities:

	December 31,
	2015	2014
Deferred tax assets:
Capitalized start-up costs	$18,717	$21,610
License fee liability	12,885	12,914
Share-based compensation	2,857	5,162
Accruals and reserves	41,768	46,503
Unrealized loss on fuel hedges	10,656	12,022
Net operating loss carryforwards	249,900	245,384
Total deferred tax assets	336,783	343,595

Deferred tax liabilities:
Manufacturers incentives	(173)	(26)
Maintenance deposits	(82,472)	(80,354)
Deferred aircraft rent	(31,412)	(19,756)
Related-party debt	(3,925)	(4,334)
Indefinite lived slots	(2,433)	(1,201)
Property and equipment	(44,925)	(1,030)
Total deferred tax liabilities	(165,340)	(106,701)
Less: Valuation allowance	—	(238,095)
Net deferred tax asset (liability)	$171,443	$(1,201)

As of December 31, 2015, the Company presented net non-current asset of $171.4 million as a separate line item on the consolidated balance sheets. As of December 31, 2014 the net non-current liability of $1.2 million was included in “Other liabilities.” The Company elected to early adopt the 2015 accounting standards update effective December 31, 2015 on a retroactive basis, resulting in a reclassification of net current deferred tax liabilities to non-current presentation in the accompanying consolidated balance sheet as of December 31, 2014. The Company’s expense (benefit) for income taxes differs from that using the federal statutory rate due to the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Federal income tax at the statutory rate	$58,853	$21,451	$3,661
Permanent items	732	651	1,526
State income taxes, net of federal tax benefit	4,679	1,758	325
Other	1,444	—	—
Change—valuation allowance	(238,095)	(22,681)	(5,195)
Total income tax expense (benefit)	$(172,387)	$1,179	$317

At December 31, 2015, the Company had NOLs of approximately $691.0 million for federal income tax purposes that expire beginning in 2027 and continuing through 2035, and the Company has NOLs of approximately $359.3 million for state income tax purposes that expire beginning in 2017 and continuing through 2037. A total of $20.5 million of the federal net operating loss and $10.8 million of the state net operating loss carryforward are related to excess tax benefits as a result of stock option exercises, and therefore will be recorded in additional paid-in capital in the period that they become realized. During the year ended December 31, 2015, the Company did not realize any excess tax benefits as a result of stock option exercises, therefore, there were no amounts recorded to additional paid-in capital.
During the fourth quarter of 2015, after considering all positive and negative evidence and the four sources of taxable income, the Company concluded that its deferred income tax assets are more likely than not to be realized. In evaluating the likelihood of utilizing its net federal and state deferred tax assets, the significant relevant factors that the Company considered were: (1) its recent history of and forecasted profitability; (2) tax planning strategies; and (3) future impact of taxable temporary differences. In 2015, the Company was no longer in a three year pretax cumulative loss position. Additionally, the Company projects significant pretax income in 2016 and beyond even after stress testing for various levels of fuel price, PRASM and CASM. Therefore, the Company recognized a $173.5 million benefit in the fourth quarter 2015 in connection with releasing all of its valuation allowance, resulting in a $172.4 million net benefit in its provision for income taxes. The Company had no valuation allowances as of December 31, 2015 and had a valuation allowance of $238.1 million as of December 31, 2014. The change in valuation allowance between 2013 and 2014 were exclusively driven by changes in net deferred tax assets including NOLs. The change from 2014 to 2015 was due to the reversal of the valuation allowance in the fourth quarter of 2015.

	2015	2014
Balance at beginning of year	$238,095	$261,432
Charged to provision	(238,095)	(22,681)
Charged to equity	—	(6,898)
Charged to OCI	—	6,242
Balance at end of year	$—	$238,095
Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”), imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change results from a cumulative change in the equity ownership of certain stockholders by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of the Company’s pre-charge NOLs would be subject to annual limitation under Section 382, which is generally determined by multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate. Multiple Section 382 limitations can be created by multiple ownership changes. In cases of multiple ownership changes, a subsequent ownership change can reduce, but not increase, the size of the Section 382 limitation that applies to pre-change losses from an earlier ownership change. As a result of a January 2010 equity restructuring, the Company experienced a Section 382 ownership change, and the Company estimates that certain of its federal and state NOLs will be subject to limitation as a result of this change. As a result of the 2014 Recapitalization and the IPO, the Company has experienced another Section 382 ownership change. The Company does not believe these limitations will prevent it from realizing the benefit of all its NOLs based on projections of future taxable income and the annual limitation. As of December 31, 2015, the Company had $691.0 million of federal NOLs available, which includes $329.7 million of NOLs generated prior to the 2010 change that are now subject to multiple limitations, $315.3 million of NOLs that are subject to the 2014 Section 382 limitation and $46.0 million of NOLs that are unlimited. Based on the most restrictive limitation as of December 31, 2015, $341.0 million of federal NOLs

(including unlimited NOLs) are available to offset taxable income in 2016. The limitation will increase annually such that by 2019 substantially all available NOLs as of December 31, 2015 will be available to be used to offset taxable income.
The Company's unrecognized tax benefits related to uncertain tax provisions were approximately $5.0 million for the years ended December 31, 2015 and 2014. When recognized, the unrecognized tax benefit will impact the effective tax rate. The Company estimates that the unrecognized tax benefit will not significantly change within the next 12 months.

A reconciliation of the gross unrecognized tax benefits is as follows:

	2015	2014	2013
Balance at beginning of year	$5,043	$5,043	$5,043
Increase (decrease) for tax positions taken in prior years	—	—	—
Increase for tax positions taken in the current year	—	—	—
Decrease for settlements with taxing authorities	—	—	—
Decrease for lapsing of the statute of limitations	—	—	—
Balance at end of year	$5,043	$5,043	$5,043
The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions and has identified its state tax return in California as a “major” tax jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2006. In California, the income tax years 2006 through 2014 remain open to examination.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had no accruals for the payment of interest and penalties at December 31, 2015 or 2014.

(13)	Related-Party Transactions

The Company licenses the use of its brand name from certain entities affiliated with the Virgin Enterprises Limited, a company incorporated in England and Wales (“VEL”). VEL is an affiliate of one of the Company’s largest stockholder, the Virgin Group, which has two designees on the Board of Directors. Under the trademark license, the Company has the exclusive right to operate its airline under the brand name “Virgin America” within the United States (including Puerto Rico), Canada and Mexico, as well as the right to operate from any of the foregoing countries to points in the Caribbean. In December 2013, the Company entered into an amendment of the license agreement which expands the rights of Virgin Atlantic Airways, an affiliate of both the Company and VX Holdings L.P. to code share with other airlines. Royalties payable for use of the license are 0.5% of revenues. In November 2014, in connection with the 2014 Recapitalization and the IPO, the Company entered into amended and restated license agreements which provided for, among other things:

•	An extension of the Company’s right to use the Virgin name and brand for a term of 25 years after November 13, 2014, and

•
Commencing in the first quarter of 2016, an increase in the annual license fee to the Virgin Group from 0.5% to 0.7% of total revenue, until the Company’s total annual revenue exceeds $4.5 billion, at which time the annual license fee would resume 0.5%.

The Company recorded the fair value of the increase of $34.1 million as a reduction in related-party debt and an increase in other long-term liabilities as it is a part of the consideration to the Virgin Group for completing the 2014 Recapitalization. Refer to Note 2—Recapitalizations for additional details.
The Company paid license fees of $7.7 million, $7.4 million and $7.1 million during the years ended December 31, 2015, 2014 and 2013. The Company has accrued unpaid royalty fees of $2.0 million and $1.8 million at December 31, 2015 and 2014.
As of December 31, 2015, Virgin Group Holdings Limited owns approximately 18.3% of the Company’s issued and outstanding voting stock and have other significant investments in the Company. In order to comply with requirements under U.S. law governing the ownership and control of U.S. airlines, at least 75% of the voting stock of the Company must be held by U.S. citizens and at least two-thirds of the Board of Directors must be U.S. citizens.

U.S. citizen investors own over 75% of the voting stock of the Company, of which entities affiliated with Cyrus Aviation Holdings, LLC, the largest single U.S. investor, owns approximately 27.9% as of December 31, 2015.
As of December 31, 2015, 16.4% of the Company’s $321.2 million contractual debt is held by related-party investors. All of the Company’s previously outstanding related-party debt was extinguished in November 2014 as part of the 2014 Recapitalization. See Note 2—2014 Recapitalization for additional information. In connection with this, the Company incurred $3.6 million, $33.7 million and $68.4 million of related-party interest expense for the years ended December 31, 2015, 2014 and 2013. Commencing in November 2014 , the Company began to incur an annual commitment fee on the $100.0 million Letter of Credit Facility issued by the Virgin Group. The fee was equal to 5.0% per annum of the daily maximum amount available to be drawn, accruing on daily basis from the date of issuance and was payable quarterly. In June 2015, the Company canceled the Letter of Credit Facility in conjunction with the elimination of the credit card holdback requirement and stopped incurring related commitment fees. For the years ended December 31, 2015 and 2014, the Company recorded $2.5 million and $0.6 million in commitment fees related to this Letter of Credit Facility in other income (expense) in the accompanying consolidated statement of operations.

(14)	Net Income Per Share
Basic and diluted net income (loss) per share are computed using the two-class method for periods prior to the completion of the Company's IPO, which is an allocation method that determines net income (loss) per share for common stock and participating securities. The undistributed earnings are allocated between common stock and participating securities as if all earnings had been distributed during the period presented.
Basic net income (loss) per share is calculated by taking net income (loss), less earnings allocated to participating securities, divided by the basic weighted-average common shares outstanding. Shares of convertible preferred stock are considered participating securities because they are entitled to participate pari passu in any dividends declared and paid on the common stock on an as converted to common stock basis.
Diluted net income (loss) per share is calculated using the more dilutive of the if-converted method and the two-class method. Because the Company’s convertible preferred stock participated pari passu in any dividends declared and paid on the common stock on an as-converted to common stock basis, the diluted earnings per share are the same under both methods. Therefore the two-class method has been presented below.
For periods prior to the completion of the Company's IPO, the basic weighted-average common shares outstanding included shares of Class A, Class A-1, and Class B common stock, but excluded Class D, Class E and Class F common stock as the holders of these classes were not entitled to dividends or distributions declared on common stock until the initial investments of the Company’s initial stockholders had been returned. The basic weighted-average common shares outstanding also excluded Class G common stock, which did not participate in dividends or distributions and were director and employee stock awards. Class D and Class F common stock reached their automatic conversion date and were converted into Class B common stock in May 2014 and thus were no longer outstanding at the date of the Company's IPO. The conversion did not increase total Class B shares outstanding. All previously outstanding shares of Class E common stock were canceled in September 2014 and were also no longer outstanding at the date of the Company's IPO. Immediately prior to the consummation of the IPO in November 2014, all outstanding shares of preferred stock and all classes of common stock were converted to shares of voting common stock or non-voting common stock. As a result, voting and non-voting stock, which participate equally in dividends and distributions, are the only outstanding equity in the Company as of December 31, 2015 and December 31, 2014 and are included in basic EPS for the period outstanding.
For periods prior to the completion of the Company's IPO, the diluted net income (loss) per share calculations included shares of Class A, Class A-1, and Class B common stock, as well as warrants to purchase shares of Class A and Class C common stock where the warrant exercise price was below the fair value of the underlying common stock and therefore had a dilutive effect. Stock options and unvested RSUs were excluded from the calculation of diluted net income (loss) per share because exercise or settlement of these awards would have resulted in issuance of Class G common stock, which did not participate in dividends or distributions. Subsequent to the Company's IPO, the exercise or settlement of all options, RSUs and restricted stock will result in the issuance of common stock that participates in dividends and distributions; thus, in-the-money options and unvested RSUs and restricted stock awards have been included in diluted EPS for the period subsequent to the IPO, if the effect is dilutive, and if the stock awards have met the performance or market conditions during the reporting period in association with contingently issuable share reporting guidance. The following table sets forth the computation of the Company’s basic and diluted net income per share attributable to common stock for the periods presented (in thousands, except per share data):

	Year Ended December 31,
	2015	2014	2013
BASIC:
Net income	$340,537	$60,109	$10,144
Less: net income allocated to participating securities	—	(8,093)	(6,215)
Net income attributable to common shareholders	$340,537	$52,016	$3,929
Weighted-average common shares outstanding	43,547	6,176	702
Basic net income per share	$7.82	$8.42	$5.60
DILUTED:
Net income	$340,537	$60,109	$10,144
Less: net income allocated to participating securities	—	(6,850)	(4,084)
Net income attributable to common shareholders	$340,537	$53,259	$6,060
Weighted-average common shares outstanding-basic	43,547	6,176	702
Effect of dilutive potential common shares	919	1,294	945
Weighted-average common shares outstanding-diluted	44,466	7,470	1,647
Diluted net income per share	$7.66	$7.13	$3.68
The following warrants and director and employee stock awards were excluded from the calculation of diluted net loss per share attributable to common stockholders because their effect would have been anti-dilutive for the periods presented (share data, in thousands):

	Year Ended December 31,
	2015	2014	2013
Warrants to purchase common stock	—	—	33,124
Stock option awards	7	17	—
Restricted stock awards	30	—	—
Restricted stock units	14	—	—